Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

BY AND BETWEEN

RUBICON TECHNOLOGY, INC.

AND

JANEL CORPORATION

Dated as of August 20, 2025

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2025 (the “Effective Date”), by and between Rubicon Technology, Inc., a Delaware corporation (“Transferee”), and Janel Corporation, a Nevada corporation (“Transferor”). Capitalized terms used in this Agreement have the meanings given to such terms herein, including Exhibit A - Definitions.

RECITALS

Transferor owns, immediately prior to the Contribution (as defined below), all the issued and outstanding membership interests (the “Membership Interests”) in Janel Group LLC, a New York limited liability company (the “Company”).

Transferor currently owns 1,108,000 shares of common stock, par value $0.001 per share, of Transferee (“Rubicon Common Stock”), representing approximately 46.6% of the issued and outstanding shares of Rubicon Common Stock.

Subject to the terms and conditions set forth herein, Transferor wishes to contribute the Membership Interests to Transferee (the “Contribution”) in exchange for: (i) 7,000,000 common shares of newly issued Rubicon Common Stock (the “New Rubicon Shares”) having an aggregate value of $33,250,000 (the “Stock Issuance”), as a result of which Transferor will beneficially own in the aggregate 8,108,000 shares of Rubicon Common Stock representing approximately 86.5% of the total voting power of all classes of the Transferee’s capital stock issued and outstanding, on a fully diluted basis taking into account all outstanding shares of the Transferee’s capital stock and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights as of the date immediately prior to the Effective Date, and (ii) the Company and Transferee assuming certain debt repayment obligations associated with the business of the transferred assets in the amount of approximately $23,000,000, including obligations outstanding under that Amended and Restated Loan and Security Agreement, dated as of September 21, 2021, as amended to date, with, among others, Santander Bank, N.A. and the negative working capital of Company (the “Debt Assumption,” which together with the Stock Issuance are referred to collectively herein as the “Consideration”).

The Contribution is intended to qualify as an exchange of property under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

The issuance of the New Rubicon Shares is intended to qualify as a transaction in securities exempt from registration or qualification under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CONTRIBUTION

Section 1.01  Contribution. Subject to the terms and conditions set forth herein, effective as of the Closing Date, Transferor hereby contributes, transfers, assigns and delivers to Transferee, and Transferee hereby accepts, acquires, assumes and receives from Transferor in exchange for the Consideration, all of Transferor’s right, title and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, easement, encroachment, right of way, right for first refusal or restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02  Consideration. The aggregate consideration for the Membership Interests shall consist of the Consideration.

ARTICLE II
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and other deliverables at a date and time to be mutually agreed to by the parties hereto (the “Closing Date”), or at such other place or manner as the parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. New York local time on the Closing Date.

Section 2.02  Transferor Closing Deliverables. At the Closing, Transferor shall deliver to Transferee the following:

(a)        An assignment, in form and substance satisfactory to Transferee, duly executed by Transferor, transferring ownership of the Membership Interests to Transferee, free and clear of all Encumbrances, along with all other transfer documentation in a form reasonably satisfactory to Transferee, if any, necessary to effectuate the transfer to Transferee all right, title and interest in and to the Membership Interests.

(b)        A certificate dated as of the Closing Date and executed by the Secretary (or other officer) of Transferor certifying (i) that attached thereto are true and complete copies of all resolutions duly adopted by the board of directors and stockholders, if applicable, of Transferor authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, certificates and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names and titles of the officers of Transferor authorized to sign this Agreement and the other Transaction Documents, and (iii) that the governing documents of the Company, including that operating agreement of the Company, dated November 13, 2024 (which has not been amended or restated) and the Articles of Organization filed with the State of New York on November 13, 2024 (the “Organizational Documents”), are in full force and effect, all in such detail as Transferee and its counsel shall reasonably request.

(c)        All documents required to be executed under the Credit Facility (as such term is defined in Section 3.13).

(d)        The Stock Purchase and Sale Agreement, by and between the Transferor and the Transferee, the form of which is attached hereto as Exhibit B (the “Purchase Agreement”).

(e)        A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Transferor is not a foreign person within the meaning of Section 1445 of the Code.

(f)        Such other documents or instruments as Transferee may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.03      Transferee’s Deliveries. At the Closing, Transferee shall deliver the following to Transferor:

(a)        The Stock Issuance as evidenced by (i) an account statement reflecting Transferor’s ownership of the New Rubicon Shares, (ii) an instruction letter from Transferee to its transfer agent directing that the New Rubicon Shares be issued in the name of Transferor, and (iii) such other documentation in a form reasonably satisfactory to Transferor, if any, necessary to effectuate the Stock Issuance to Transferor. The New Rubicon Shares to be issued to Transferor shall be issued as uncertificated shares in book-entry form.  No certificates for the New Rubicon Shares shall be issued.

(b)        All documents required to be executed under the Credit Facility.

(c)        A certificate dated as of the Closing Date and executed by the Secretary (or other officer) of Transferee certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Transferee authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names and titles of the officers of Transferee authorized to sign this Agreement and the other Transaction Documents.

(d)        The Purchase Agreement.

(e)        Such other documents or instruments as Transferor may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Except as set forth in the Disclosure Schedules hereto, Transferor represents and warrants to Transferee that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The disclosure of any item in the Disclosure Schedules shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedules where the applicability of such disclosure to such other sections is reasonably apparent from the face of such disclosure notwithstanding the omission of any cross-reference to such other section of the Disclosure Schedules.  For purposes of this ARTICLE III, “Transferor’s knowledge,” “knowledge of Transferor,” and any similar phrases shall mean the actual knowledge of the executive officers of the Transferor and the President of the Company, after due inquiry.

Section 3.01   Organization and Authority of Transferor. Transferor is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Transferor has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which Transferor is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Transferor of this Agreement and any other Transaction Document to which Transferor is a party, the performance by Transferor of its obligations hereunder and thereunder, and the consummation by Transferor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Transferor. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Transferor enforceable against Transferor in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02     Organization, Authority, and Qualification of the Company and its Subsidiaries.

(a)        The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or any of its Subsidiaries. All limited liability company actions required to be taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized.

(b)        Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which the Subsidiaries are licensed or qualified to do business, and each Subsidiary is duly licensed or qualified to do business and is in good standing in each such jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or any of its Subsidiaries.

For purposes of this Agreement, “Material Adverse Effect” means, with respect to any individual, corporation, partnership, joint venture, limited liability company, trust, association or other entity or Governmental Authority (each, a “Person”), any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), liabilities or assets of such Person, or (b) the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Person operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the party contending a Material Adverse Effect has occurred; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

Section 3.03     Capitalization.

(a)        Transferor is the beneficial and record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Transferee shall own all the Membership Interests, free and clear of all Encumbrances.

(b)        The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Transferor or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)        There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Transferor or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04    Subsidiaries. Other than set forth in Section 3.04 of the Disclosure Schedules, the Company does not own, or have any capital stock or other equity, ownership or proofing sharing interests in any other Person, or have the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.  All the issued and outstanding equity or other ownership interests of each Subsidiary have been duly authorized and are validly issued, fully-paid and non-assessable and are owned by the Company free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.04 of the Disclosure Schedules. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity or other ownership interests, or any other interest, in any Subsidiary or obligating the Company or any of its Subsidiaries to issue or sell any such equity or other ownership interests, or any other interest, in any of the Company’s Subsidiaries. Other than the charter, organizational or other governing documents of the Subsidiaries, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity or other ownership interests, or any other interest, in any Subsidiary.

Section 3.05   No Conflicts or Consents. The execution, delivery, and performance by Transferor of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of the Transferor or the Organizational Documents; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Transferor, the Company or any of its Subsidiaries; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in (with or without notice or lapse of time or both) the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral, to which Transferor, the Company or any of its Subsidiaries is a party or by which Transferor, the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company or any of its Subsidiaries.

Section 3.06     Financial Statements.

(a)        Complete copies of the Company’s unaudited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at September 30 in each of the years 2024, 2023 and 2022 and the related statement of income for the years then ended, and unaudited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2025 and the related statement of income for the nine month period then ended (the “Interim Period”) have been delivered to Transferee (collectively, the “Financial Statements”).

(b)        The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved, subject, in the case of the interim Financial Statements, to normal and recurring year-end adjustments (which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole) and the absence of notes. The Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated.

(c)        The balance sheet of the Company and its Subsidiaries as of September 30, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its Subsidiaries as of June 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.  True, correct and complete copies of the Balance Sheet and the Interim Balance Sheet are attached hereto as Exhibit C.

(d)        As of the close of business on the Closing Date, the Company’s Closing Working Capital will be approximately negative $19 million, where (i) “Closing Working Capital” means (A) the Current Assets of the Company less (B) the Current Liabilities of the Company, (ii) “Current Assets” means cash and cash equivalents, accounts receivable and prepaid expenses, but excluding (A) the portion of any prepaid expense of which Transferee will not receive the benefit following the Closing; (B) deferred Tax assets; and (C) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end and the Interim Period then ended, and (iii) “Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (A) deferred Tax liabilities; (B) all fees and expenses incurred by the Company or the Transferor at or prior to Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby (“Transaction Expenses”); (C) the current portion of any Indebtedness of the Company; and (D) payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end and the Interim Period then ended.  For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.07     Undisclosed Liabilities.  Except as set forth in Section 3.07 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have any liabilities, obligations or commitments of any nature whatsoever, whether asserted, known or unknown, matured or unmatured, accrued or unaccrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements) (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes, Events, and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company or any of its Subsidiaries, any:

  (a)        event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

  (b)        amendment of the Organizational Documents or the charter, organizational or other governing documents of the Company’s Subsidiaries;

  (c)        split, combination or reclassification of any shares of its capital stock;

(d)        issuance, delivery, assignment, transfer, pledge, encumbrance, disposal or sale of, or authorize the issuance, delivery, assignment, transfer, pledge, encumbrance, disposal or sale of, any of its capital stock, units, interests or other securities, or grant of any options, warrants or other rights to purchase or acquire (including upon conversion, exchange or exercise) any of its capital stock, units, interests or other securities;

(e)        declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)        material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)        material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)        entry into any Contract that would constitute a Material Contract;

(i)        incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)        transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements outside of the ordinary course of business consistent with past practice;

(k)        material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)        capital investment in, or loan to, any other Person;

(m)        material capital expenditures;

                                      (n)        imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible;

(o)        (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) enter into or modify the terms of any employment agreement, severance or similar agreements or arrangements with any director, officer, current or former employee or independent contractor other than in the ordinary course of business consistent with past practice, (iii) terminate any employees other than in the course of business consistent with past practice, (iv) hire or make an offer to any new employee or independent contractor with an annual base salary or compensation in excess of $300,000, or (v) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(p)        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q)        loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(r)        entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s)        adoption or consummation of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t)        acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u)        action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Transferee in respect of any Post-Closing Tax Period; or

(v)        Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)        Section 3.09 of the Disclosure Schedules sets forth a complete and correct list, and the Transferor has provided Transferee with complete and correct copies (including all amendments and extensions thereof) or, if oral, an accurate and complete written description of all material terms, of each Material Contract of the Company and each of its Subsidiaries (each of the following being “Material Contracts”):

(i)          personal property leases which provide for aggregate annual payments of at least $200,000 per lease or series of related leases;

(ii)         any material management agreement, commission agreement or employee leasing agreement;

(iii)        each Contract of the Company and each of its Subsidiaries involving aggregate consideration in excess of $200,000 and which, in each case, cannot be cancelled by the Company or its Subsidiaries without penalty or without more than 90 days’ notice;

(iv)         all Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)         all material employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party;

(vii)        Contracts relating to Indebtedness or any line of credit or relating to any Encumbrance imposed on the Membership Interests or the Company’s or any of its Subsidiaries’ assets (including any capital lease), or pursuant to which the Company or any of its Subsidiaries has guaranteed a material amount of Indebtedness or Liability of (or is obligated to act as a guarantor or surety or provide credit support for) any Affiliate of the Company, any of its Subsidiaries or any other Person, or any letters of credit issued on behalf of or deposits made by the Company or any of its Subsidiaries;

(viii)       Contracts that obligate the Company or any of its Subsidiaries to act as a guarantor or surety, or to otherwise provide any credit support, for any Person, or the performance of which by the Company or any of its Subsidiaries is guaranteed by any other Person (including any of its Affiliates or any Affiliate of Transferor or any former shareholder);

(ix)         all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to (a) engage or compete in any line of business or with any Person or in any geographic area or during any period of time or (b) engage, employ or solicit for employment any Person or group of Persons, except where the limitations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company’s business;

(x)          any Contracts to which the Company or any of its Subsidiaries is a party that provide for any joint venture, partnership or similar arrangement by the Company or any of its Subsidiaries; and

(xi)         any other Contract that is material to the Company or any of its Subsidiaries and not previously disclosed pursuant to this Section 3.09.

(b)         Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and its Subsidiaries, as applicable, and, to Transferor’s knowledge, the other party or parties thereto, in accordance with its terms. None of the Company, any of its Subsidiaries or, to Transferor’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Transferee.

Section 3.10     Title to Assets; Real Property.

(a)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for Encumbrances set forth on Section 3.10(a) of the Disclosure Schedules.

(b)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, the use or conduct of the Company’s or any of its Subsidiaries’ business does not violate any applicable ordinance or other applicable Law (which violation has not been cured) relating to any part of the Real Property. There is no pending or, to the Transferor’s Knowledge, threatened Action by any Person which could reasonably be expected to impair the Company’s or any of its Subsidiaries’ use or quiet enjoyment of any Real Property.

(c)        To the Transferor’s knowledge, the use and operation of the Real Property in the conduct of the Company’s or any of its Subsidiaries’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

(d)        To the Transferor’s knowledge, no material improvements constituting a part of any Real Property encroach on any real property owned or leased by a Person other than the Company or any of its Subsidiaries.

Section 3.11    Condition and Sufficiency of Assets. (a) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each of its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and (b) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each of its Subsidiaries, together with all other properties and assets of the Company and each of its Subsidiaries, are sufficient for the continued conduct of the Company’s and each of its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted; in each case, except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect.

Section 3.12     Intellectual Property.

(a)        Each Company IP Agreement is valid and binding on the Company or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement; in each case, except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect.

(b)        Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property, except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect.

(c)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, (a) all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect and (b) the Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(d)        To the Transferor’s knowledge, the conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Transferor’s knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(e)        To the Transferor’s knowledge, all Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(f)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, the Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three (3) years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Transferor’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13     Credit Facility. With respect to that Amended and Restated Loan and Security Agreement, dated as of September 21, 2021, as amended to date, with, among others, Santander Bank, N.A., and all ancillary agreements, instruments, certificates, schedules and other documents related thereto (as amended) (collectively, the “Credit Facility”):

(i)        Neither the Company nor any of its Subsidiaries are in breach of or default under, nor, to Transferor’s knowledge, is there any existing condition, situation or set of circumstances which would reasonably be expected to result in a breach or default under, the Credit Facility, including but not limited with respect to (A) all representations and warranties contained in Article 5 of the Credit Facility and made by or with respect to the Company or its Subsidiaries, and (B) any covenants contained in Article 5 of the Credit Facility to be performed by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries is required to comply; and

(ii)        None of the Transferor or any of its Affiliates which are parties to the Credit Facility, whether as a “Loan Party”, “Borrower” or “Guarantor” (as such terms are defined in the Credit Facility), are in breach of or default under, nor, to Transferor’s knowledge, is there any existing condition, situation or set of circumstances which would reasonably be expected to result in such a breach or default under, the Credit Facility.

   Section 3.14    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within one hundred and twenty (120) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Vendors.

(a)        Since September 30, 2024, no Material Customer has (i) materially modified or terminated its relationship with the Company or any of its Subsidiaries or (ii) decreased materially (except for decreases or limits occurring in the ordinary course of business) its usage or purchase of the services of the Company or any of its Subsidiaries, and to the Transferor’s knowledge, no such Person has threatened or given notice of its intent to take any such action in clause (i) or (ii).

(b)        Since September 30, 2024, no Material Vendor has (i) materially modified or terminated its relationship with the Company or any of its Subsidiaries or (ii) decreased materially its services, supplies, or products to the Company or any of its Subsidiaries, and to the Transferor’s knowledge, no such Person has threatened or given notice of its intent to take any such action in clause (i) or (ii).

Section 3.16  Insurance.  To the Company’s knowledge, the Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

Section 3.17     Litigation; Governmental Orders.

(a)        There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, including, but not limited to, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Actions”) pending or, to Transferor’s knowledge, threatened against or by the Company, its Subsidiaries, Transferor, or any Affiliate of Transferor: (i) relating to or affecting the Company or any of its Subsidiaries, or their respective properties or assets, which if determined adversely to the Company (or to the Transferor or any Affiliate thereof) would result in a Material Adverse Effect on the Company or any of its Subsidiaries; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the Transferor’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)        There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to, or affecting the Company or any of its Subsidiaries, or their respective properties or assets, which would have a Material Adverse Effect on the Company or any of its Subsidiaries.

Section 3.18     Compliance With Laws; Permits.

(a)        Each of the Company and its Subsidiaries has complied and is now in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect on the Company or any of its Subsidiaries.

(b)        All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for each of the Company or its Subsidiaries to conduct or operate its business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permit would not have a Material Adverse Effect on the Company or any of its Subsidiaries. All fees and charges with respect to such Permits have been paid in full. The Company and its Subsidiaries have materially complied and are now materially complying with the terms of all Permits. To the Transferor’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. All such Permits may, immediately following the consummation of the transactions set forth in this Agreement, be relied upon by the Company, its Subsidiaries and the Transferee for the lawful operation of the Company’s and its Subsidiaries’ business, without transfer, reissuance, consent, payment, notice or other action by a Governmental Authority.

Section 3.19     Environmental Matters.

(a)        The Company and each of its Subsidiaries are currently and have been in material compliance with all applicable Environmental Laws and there are no pending or, to the Transferor’s knowledge, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any of its Subsidiaries relating to any liability under any Environmental Law.

(b)        The Company and each of its Subsidiaries have obtained and are in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and each of its Subsidiaries and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Transferor, the Company or its Subsidiaries.

(c)        To the Transferor’s knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, and neither the Transferor, the Company nor any of its Subsidiaries have received notice of any condition on any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(d)        Neither the Transferor, the Company nor any of its Subsidiaries have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.20     Employee Benefit Matters.

(a)        Section 3.20(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more employees or directors of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any material liability for premiums or benefits (each, a “Benefit Plan”).

(b)        Except as would not have a Material Adverse Effect, to Transferor’s knowledge, each Benefit Plan and related trust complies with all applicable Laws (including the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”) and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Transferor’s knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Transferor’s knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or any of its Subsidiaries to a Tax under Section 4971 of the Code or the assets of the Company or any of its Subsidiaries to a lien under Section 430(k) of the Code.

(c)        No Benefit Plan (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Transferor, the Company nor any of its Subsidiaries (A) have withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (B) have engaged in any transaction which would give rise to a liability of the Company, any of its Subsidiaries or Transferee under Section 4069 or Section 4212(c) of ERISA.

(d)        Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)        Except as would not have a Material Adverse Effect (i) there is no pending or, to Transferor’s knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f)        Except as would not have a Material Adverse Effect, no Benefit Plan exists that could (i) result in the payment to any employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Transferee or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21     Employment Matters.

(a)        As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of the Company or its Subsidiaries with respect to any compensation, commissions, bonuses or fees.

(b)        Neither the Company nor any of its Subsidiaries are, or have been for the past two (2) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past two (2) years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and, to Transferor’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, its Subsidiaries or any of their employees. Neither the Company nor any of its Subsidiaries have any duty to bargain with any Union.

(c)        The Company and its Subsidiaries are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company and its Subsidiaries, including  all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company and its Subsidiaries are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company or any of its Subsidiaries pending, or to the Transferor’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or its Subsidiaries, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)        The Company and its Subsidiaries have complied with the WARN Act, and they have no plans to undertake any action in the future that would trigger the WARN Act.

   Section 3.22    Taxes.

(a)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect: (i) all Tax Returns required to be filed on or before the Closing Date by the Company and each of its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects; and (b) all Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)       Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)        Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect, no claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)        No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(e)        The amount of the Company’s and each of its Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and each of its Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)        All deficiencies asserted, or assessments made, against the Company and each of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(g)        Neither the Company nor any of its Subsidiaries are a party to any Action by any taxing authority. There is no pending or, to the Transferor’s knowledge, threatened Actions by any taxing authority.

(h)        Transferor has delivered to Transferee copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and each of its Subsidiaries for all Tax periods ending after September 30, 2021.

(i)        There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(j)        Neither the Company nor any of its Subsidiaries are a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)        No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(l)        Neither the Company nor any of its Subsidiaries are, and have been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.23    Related Party Transactions. There are no material Contracts or other arrangements involving the Company or any of its Subsidiaries in which Transferor, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company or any of its Subsidiaries.

Section 3.24    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Transferor.

Section 3.25     Investment Representations.

(a)        State of Residence. The office of Transferor’s principal place of business is in the State of New York.

(b)        Investment. Transferor is acquiring the New Rubicon Shares for investment purposes for Transferor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act, and Transferor has no present intention of selling or otherwise disposing of all or any portion of the New Rubicon Shares.

(c)        Access to Information. Transferor has had access to all information regarding Transferee and its present and prospective business, assets, liabilities and financial condition that Transferor reasonably considers important in making the decision to acquire the New Rubicon Shares, and Transferor has had ample opportunity to ask questions of Transferee’s representatives concerning such matters and this investment. It is understood that this representation is qualified by the fact that Transferee has not delivered to Transferor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(d)        No Representation. Transferor confirms that neither Transferee nor any agent or affiliate of Transferee has made any representation or warranty to Transferor about Transferee or the New Rubicon Shares other than those set forth in this Agreement, and that Transferor has not relied upon any other representation or warranty, express or implied, in acquiring the New Rubicon Shares.

(e)        Qualifications. Transferor is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Transferor has a preexisting personal or business relationship with Transferee and/or certain of its officers and/or directors of a nature and duration sufficient to make Transferor aware of the character, business acumen and general business and financial circumstances of Transferee and/or such officers and directors. By reason of Transferor’s business or financial experience, Transferor can evaluate the merits and risks of this investment, can protect Transferor’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

(f)        No General Solicitation. At no time was Transferor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, grant and acceptance of the New Rubicon Shares.

(g)        Compliance with Securities Laws. Transferor understands and acknowledges that, in reliance upon the representations and warranties made by Transferor herein, the New Rubicon Shares are not being registered with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act or being qualified or registered under any other applicable U.S. or state securities laws or listing requirements or regulations, but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the Securities Act and other applicable laws, regulations and requirements, which impose certain restrictions on Transferor’s ability to transfer the New Rubicon Shares.

(h)        Restricted Securities; Legends. Transferor understands that the New Rubicon Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, Transferor must hold the New Rubicon Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Transferor acknowledges that Transferee has no obligation to register or qualify the New Rubicon Shares. Transferor has also been advised that exemptions from registration or qualification may not be available in the future or may not permit Transferor to transfer all or any of the New Rubicon Shares in the amounts or at the times desired by Transferor. Transferor further understands that any certificates, instruments, or book entries representing the New Rubicon Shares may be notated with one or more legends restricting any transfer, sale, pledge or other disposition of the New Rubicon Shares, including any such legends that may be required by applicable state and federal securities laws.

(i)        Rule 144. Transferor has been advised that Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, may not presently be available with respect to the New Rubicon Shares and, in any event, may indefinitely restrict transfer of the New Rubicon Shares (i) so long as Transferor remains an “affiliate” of Transferee, (ii) if “current public information” about Transferee (as defined in Rule 144) is not publicly available, or (iii) if applicable, Rubicon is deemed to be a “shell company” within the meaning of Rule 144(i)(1) promulgated under the Securities Act and, if so, until Transferee otherwise complies with the requirements of Rule 144(i)(2) promulgated under the Securities Act.

(j)        Non-Foreign Person. Transferor is a United States person (as identified in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons and is not subject to any state withholding requirements. Transferor has delivered to Transferee an affidavit stating under penalty of perjury Transferor’s United States Taxpayer Identification Number and that Transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any state withholding requirements.

Section 3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Transferor, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Transferor or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Transferee and its Representatives (including, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For purposes of this Article IV, “Transferee’s knowledge,” “knowledge of Transferee,” and any similar phrases shall mean the actual knowledge (after reasonable inquiry) of any director or officer of Transferee other than the chairman of Transferee Board.

Section 4.01    Organization and Authority of Transferee. Transferee is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Transferee has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Transferee is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Transferee of this Agreement and any other Transaction Document to which Transferee is a party, the performance by Transferee of its obligations hereunder and thereunder, and the consummation by Transferee of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Transferee. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Transferee enforceable against Transferee in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents. The execution, delivery, and performance by Transferee of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, bylaws, or other governing documents of Transferee; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Transferee; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order, except for filings pursuant applicable state and federal securities laws, which have been made or will be made in a timely manner.

Section 4.03     Capitalization.

(a)        As of the Effective Date, the authorized capital stock of Transferee consists of (i) 8,200,000 shares of Rubicon Common Stock, of which 2,377,815 shares are issued and outstanding, all of which have been duly authorized, are validly issued, fully paid and non-assessable and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.

(b)      There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Transferee or obligating Transferee to issue or sell any shares of capital stock of, or any other interest in, Transferee.  Other than as may be contained in the articles of incorporation, bylaws or other governing documents of Transferee, as amended, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04     Valid Issuance.

(a)        The New Rubicon Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of (i) restrictions on transfer, other than restrictions on transfer under the Agreement, applicable state and federal securities laws, or the articles of incorporation, bylaws, or other governing documents of Transferee and (ii) Encumbrances, other than Encumbrances created by or imposed by Transferor.  Assuming the accuracy of the representations of Transferor in Section 3.25 of this Agreement and subject to the filings described in Section 4.02(c) above, the New Rubicon Shares will be issued in compliance with all applicable federal and state securities laws.

(b)        No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Transferee or, to Transferee’s knowledge, any person described in Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

Section 4.05    Investment Purpose. Transferee is acquiring the Membership Interests solely for its own account for investment purposes and intends to operate the Company following the Contribution along with Transferee’s other businesses and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act.  Transferee acknowledges that Transferor has not registered the offer and sale of the Membership Interests under the Securities Act or any state securities laws, and that the Membership Interests may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06    Litigation; Governmental Orders.  There are no Actions pending or, to Transferee’s knowledge, threatened against or by Transferee that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.  To Transferee’s knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.07    Brokers. Except for fees paid to Cassel Salpeter & Co. LLC (the “Transferee Financial Advisor”), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Transferee.

Section 4.08    Opinion of Transferee Financial Advisor.  The Special Committee of the Board of Directors of Transferee (the “Transferee Board”) has received from the Transferee Financial Advisor an opinion to the effect that, as of the date of the opinion and based  upon and subject to the qualifications, considerations, assumptions and limitations set forth therein, the New Rubicon Shares to be issued by Transferee in exchange for the Company subject to the Assumed Debt in the Contribution pursuant to this Agreement is fair, from a financial point of view, to Transferee.

Section 4.09    Compliance with Laws.  Transferee is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect on Transferee.

Section 4.10    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Transferee or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Transferee, including any representation or warranty as to the accuracy or completeness of any information regarding Transferee furnished or made available to Transferee and its Representatives (including, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Transferee (which consent shall not be unreasonably withheld, conditioned or delayed), Transferor shall, and shall cause the Company and its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Transferor shall cause the Company and its Subsidiaries to:

(a)          preserve and maintain all of its material Permits;

(b)         pay its debts, Taxes and other obligations when due;

(c)        maintain the properties and assets owned, operated or used by the Company and its Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)         continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e)         defend and protect its properties and assets from infringement or usurpation;

(f)          perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)         comply in all material respects with all applicable Laws; and

(i)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information. From the date hereof until the Closing, Transferor shall, and shall cause the Company and its Subsidiaries to, (a) afford Transferee and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Transferee and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Transferee or any of its Representatives may reasonably request; and (c) instruct the Representatives of Transferor, the Company and its Subsidiaries to cooperate with Transferee in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Transferor, the Company or its Subsidiaries. No investigation by Transferee or other information received by Transferee shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Transferor in this Agreement.

Section 5.03     Notice of Certain Events.

(a)        From the date hereof until the Closing, Transferor shall promptly notify Transferee in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Transferor hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Transferor’s Knowledge, threatened against, relating to or involving or otherwise affecting Transferor, the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)        From time to time prior to the Closing, Transferor may supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such sections of the Disclosure Schedules (each, a “Schedule Supplement”). Any disclosure in any such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 5.03 have been satisfied; provided, however, that if Transferee has the right to, but does not elect to, terminate this Agreement within 8 Business Days of its receipt of such Schedule Supplement, then Transferee shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification with respect to such matter.

Section 5.04    Confidentiality. From and after the Closing, Transferor shall, and shall cause their respective Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, in any form, concerning the Company and its Subsidiaries, except to the extent that Transferor can show that such information: (a) is generally available to and known by the public through no fault of Transferor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Transferor, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation, including, but not limited to, any legal, contractual or fiduciary obligation. If Transferor, any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Transferor shall promptly notify Transferee in writing, so that the Company or Transferee, at its sole expense, may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information.  If, failing the entry of a protective order, Transferor, any of its Affiliates or their respective Representatives are required to disclose such information, Transferor, its Affiliates or their respective Representatives may disclose that portion of such information that its counsel advises is legally required to be disclosed, and Transferor will exercise, and cause its respective Affiliates and their respective Representatives to exercise, commercially reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with the Company or Transferee, at its sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of such information that is being disclosed.  In any event, Transferor will not oppose, and will instruct its respective Affiliates and their respective Representatives not to oppose, action by the Company or Transferee to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information.

Section 5.05    Public Statements.  Transferee and Transferor shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated herein, and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable federal, state, local or foreign law.

Section 5.06    Credit Facility Assistance. Transferor will use reasonable efforts, as needed and as reasonably requested, to assist Transferee, the Company and their respective Subsidiaries in complying with their respective non-monetary obligations and covenants under the Credit Facility, including under Article 8 thereof, as such may be contemplated thereunder, at least until the earlier of the time that: (i) Transferor and its Affiliates, own, directly or indirectly, all the voting power of the outstanding capital stock of Transferee or (ii) all liabilities and obligations of Transferee and the Company and any of their respective Subsidiaries under the Credit Facility have been fully satisfied or otherwise released.

Section 5.07    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08    No Solicitation.  (a) From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, Transferee shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of Transferee or of any of its Subsidiaries to, nor shall it authorize any financial advisor, attorney or other advisor or representative of Transferee or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish or afford access to any Person any information with respect to, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, or (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Transferee or any of its Subsidiaries; provided, however, that prior to the Closing Date, in response to an unsolicited written Takeover Proposal from a third party (and not withdrawn) that the Transferee Board determines in good faith (after receiving the advice of the Transferee Financial Advisor and its outside counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal and (after receiving the advice of its outside counsel) that the failure to take such action would create a material risk of a breach by the Transferee Board of its fiduciary duties to Transferee’s stockholders under applicable Law, Transferee and its representatives may (x) furnish information with respect to Transferee and its Subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement in customary form (except that such confidentiality agreement shall contain additional provisions that expressly permit Transferee to comply with the provisions of this Section 5.08) and (y) conduct such additional discussions as the Transferee Board shall determine (including solicitation of a revised Takeover Proposal). Transferee shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 5.08(a).

        (b)        Notwithstanding the provisions of Section 5.08(a), at any time prior to the Closing Date, the Transferee Board (or the applicable committee thereof) may (i) withdraw (or amend or modify in a manner adverse to Transferor), or publicly propose to withdraw (or amend or modify in a manner adverse to Transferor), the recommendation or declaration of advisability by the Transferee Board of this Agreement or the transactions contemplated hereunder, (ii) recommend, or publicly propose to recommend, any Takeover Proposal, or (iii) to the extent permitted pursuant to and in compliance with Section 8.01(d)(i), authorize and allow Transferee to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Transferee Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its outside counsel) that the failure to take such action would create a material risk of a breach by the Transferee Board of its fiduciary duties to the Transferee’s stockholders under applicable Law.

(c)        Nothing contained in this Section 5.08 shall prohibit Transferee or the Transferee Board from (i) taking and disclosing to the holders of Rubicon Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or (ii) from making any disclosure to the holders of Rubicon Common Stock, if in the good faith judgment of the Transferee Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (including the Transferee Board’s duties of good faith and candor to the holders of Rubicon Common Stock); provided that the Transferee Board shall not recommend that the stockholders of Transferee tender their Rubicon Common Stock in connection with any such tender or exchange offer unless the Transferee Board determines in good faith that such Takeover Proposal constitutes a Superior Proposal.

(d)        For purposes of this Agreement:

(i)          “Takeover Proposal” shall mean any bona fide proposal or offer (and not withdrawn) from any Person (other than Transferor or any of its Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, direct or indirect business combination, asset acquisition or other similar transaction involving Transferee or any Transferee Subsidiary of (A) the assets or businesses that constitute or represent 20% or more of the total revenue, operating income, or fair market value of the assets of the Transferee and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Rubicon Common Stock, in each case other than the transactions contemplated by this Agreement.

(ii)         “Superior Proposal” means any bona fide written offer (which is not withdrawn) in respect of (i) any transaction as a result of which the holders of Rubicon Common Stock cease to own at least 40% of the Rubicon Common Stock on a fully diluted basis of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Transferee, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, direct or indirect business combination, or other similar transaction involving the acquisition of at least 40% of the outstanding Rubicon Common Stock on a fully diluted basis, that in any such case provides for consideration to the holders of Rubicon Common Stock consisting of cash, securities or both cash and securities (it being understood that securities retained by the holders of Rubicon Common Stock be included for purposes of this determination), and is on terms that the Transferee Board determines in its good faith judgment (after receipt of the advice of its outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, legal and regulatory requirements, the ability to finance the proposal, anticipated timing of and prospects for consummating the transaction contemplated by the proposal, the identity of the party making the proposal and other aspects of the proposal that the Transferee Board deems relevant, would, if consummated, result in a transaction that is more favorable to the holders of Rubicon Common Stock from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by Transferor to modify the terms of the transactions contemplated by this Agreement).

(e)        In addition to the other obligations of Transferee set forth in this Section 5.08, Transferee shall (i) promptly notify Transferor of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same; (ii) contemporaneously with furnishing any non-public information concerning the Transferee’s business, present or future performance, financial condition or results of operations, to any third party with respect to any Takeover Proposal, furnish or make available such information to Transferor to the extent such information has not been previously provided to Transferor, (iii) provide to Transferor three business days’ written notice prior to (A) withholding, withdrawing, amending or modifying in a manner adverse to Transferor, or publicly proposing to withhold, withdraw, amend or modify in a manner adverse to Transferor the Transferee recommendations referred to in Section 5.11 or (B) entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal as set forth in Section 5.08(b), advising Transferor that the Transferee Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Transferee Board and the identity of the Person making the proposal; and (iv) if Transferor shall make a counterproposal following delivery of written notice of a Takeover Proposal or Superior Proposal, consider and cause its legal advisors to consider in good faith the terms of such counterproposal.

Section 5.09    Government Approvals and Consents.

(a)        Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)        Transferor and Transferee shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules, except where the failure to provide notice or obtain consent would not, individually or in the aggregate, have had or reasonably be expected to have a Material Adverse Effect.

(c)        Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use reasonable best efforts to:

  (i)   respond to any inquiries by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents;

 (ii)   avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the other Transaction Documents; and

(iii)   in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents has been issued, to have such Governmental Order vacated or lifted.

(d)        If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company or any of its Subsidiaries is a party is not obtained prior to the Closing, Transferor shall, subsequent to the Closing, cooperate with Transferee, the Company or any of its Subsidiaries in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Transferor shall use its reasonable best efforts to provide the Transferee, the Company or its Subsidiaries with the rights and benefits of the affected Contract for the term thereof, and, if Transferor provides such rights and benefits, the Company or its Subsidiaries shall assume all obligations and burdens thereunder.

(e)        All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Transferor,  the Company or its Subsidiaries with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)        Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, Transferee or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Transferee, the Company, any of its Subsidiaries or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Transferee of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.10     Protection of Tax Attribute.  Transferee and Transferor hereby acknowledge, agree, and covenant that they will use their reasonable best efforts to not take any action, nor cause any of their Affiliates, successors, or assigns, to take any action, that would result in the impairment of the net operating losses of the Company or Transferor pursuant to Section 382 of the Code or any other similar state or other Law or restriction.

Section 5.11     Stockholder Approval.  Transferee shall, as soon as practicable following the date of this Agreement, but not more than 15 Business Days thereafter, mail a proxy statement for a meeting of the stockholders of Transferee that will include a vote of its stockholders to approve the Authorized Capital Proposal and Contribution Proposal. Transferee covenants and agrees that its Board of Directors shall unanimously recommend that the Authorized Capital Proposal and Contribution Proposal be approved by the Transferee’s stockholders at all meetings in which such proposal is considered. For the avoidance of doubt, in no event shall Transferee be required to obtain Stockholder Approval if Transferee’s stockholders do not approve the Authorized Capital Proposal and Contribution Proposal by December 31, 2025.

Section 5.12    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Transferor shall cause the Company and its Subsidiaries to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.13     Indemnification and Insurance.

(a) Transferor agrees that all rights to indemnification by Transferee now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of Transferee or any of its Subsidiaries or an employee of Transferee or any of its Subsidiaries or who acts as a fiduciary under any Benefit Plans (each an “Indemnified Person”) as provided in Transferee’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Transferor upon request, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Transactions and shall remain in full force and effect.

(b) For six years after the Closing, to the full extent permitted under applicable Law, Transferee shall indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in respect of this Agreement), and shall reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Person referred to in clause (a) above.

(c) Transferor acknowledges and agrees that Transferee shall maintain Transferee’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Closing, but only to the extent related to actions or omissions prior to the Closing; provided that (i) Transferee may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Closing; provided, further, that in no event shall Transferee expend more than an amount per year equal to 150% of current annual premiums paid by Transferee for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Transferee shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Transferor acknowledges and agrees that Transferee shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.13(c).

(d) The obligations of Transferee under this Section 5.13 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.13 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13, each of whom may enforce the provisions of this Section 5.13).

(e) If Transferee or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Transferee shall assume the obligations set forth in this Section 5.13.

ARTICLE VI
TAX MATTERS

SECTION 6.01 Tax Treatment.  The parties acknowledge and agree that the Contribution by Transferor to Transferee in exchange for the Consideration is intended to qualify as an exchange of property under Section 351 of the Code, provided, however, that Transferor acknowledges that Transferee has not made any representation or warranty regarding the tax consequences of the Contribution.  The parties hereto agree to report such transactions and file all such Tax Returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) consistently, and not take any position inconsistent therewith in any proceeding, unless otherwise required by final determination of a tax authority.

ARTICLE VII
CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of All Parties.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

(a)        Any material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other third party that is necessary to be obtained or made in connection with the consummation of the Contribution, have been obtained or made.

(b)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)        Transferee shall have obtained the Stockholder Approval.

(d)        The Credit Facility shall be amended to add the Transferee as an obligor thereunder.

SECTION 7.02 Conditions to Obligations of Transferor.  The obligations of Transferor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Transferor’s waiver, on or prior to the Closing, of each of the following conditions:

(a)        Other than the representations and warranties of Transferee contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.07, the representations and warranties of Transferee contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Transferee contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.07 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        Transferee shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.

(c)        No Action shall have been commenced against Transferee which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)        The Transaction Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Transferor.

(e)        Since the date of this Agreement, no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances, and events, has had a Material Adverse Effect on the Transferee.

(f)        To the knowledge of Transferee, consummation of the transactions contemplated by this Agreement would not result, or not be reasonably likely to result, in any material reduction or impairment in the net operating losses under Section 382 of the Code.

(g)        Transferee shall have provided Transferor with all deliverables set forth in Section 2.03.

SECTION 7.03 Conditions to Obligations of Transferee.  The obligations of Transferee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Transferee’s waiver, on or prior to the Closing, of each of the following conditions:

(a)        Other than the representations and warranties of Transferor contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05 and Section 3.24, the representations and warranties of Transferor contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Transferor contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        Transferor shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.

(c)        No Action shall have been commenced against Transferor, Transferee, the Company or any of its Subsidiaries, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)        All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Transferee at or prior to the Closing.

(e)        Since the date of this Agreement, no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances, and events, has had a Material Adverse Effect on the Transferor.

(f)        The Transaction Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Transferee.

(g)        Transferor shall have provided Transferee with all deliverables set forth in Section 2.02.

ARTICLE VIII
TERMINATION

SECTION 8.01. Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written consent of Transferor and Transferee;

(b)        by either Transferor or Transferee upon written notice to the other party, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used those efforts required hereunder to resist, lift or resolve such Law, Governmental Order or other legal restraint or prohibition;

(c)        by Transferor by written notice to Transferee if Transferee shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) is incapable of being cured or has not been cured by the Transferee prior to the earlier of (x) the expiration of 30 calendar days after written notice has been given by Transferor to Transferee of such breach or failure to perform or (y) the Closing;

(d)        by Transferee by written notice to Transferor if

  (i)        (A) Transferee is in compliance with its obligations under Section 5.08, (B) the Transferee Board has received a Superior Proposal, and (C) the Transferee Board concurrently approves, and Transferee immediately after termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal;

   (ii)        Transferor shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) is incapable of being cured or has not been cured by Transferor prior to the earlier of (x) the expiration of 30 calendar days after written notice has been given by Transferee to Transferor of such breach or failure to perform or (y) the Closing; or

(e)        by either Transferor or Transferee, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before December 31, 2025.

SECTION 8.02. Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto except for the provisions of Section 8.03 and Article X, which shall survive such termination; provided, however, nothing herein shall relieve any party hereto from liability for any material breach of, willful breach of, or fraud in connection with, this Agreement.

SECTION 8.03.  Fees and Expenses.

(a)        Termination Fees.

(i)          Transferee Termination Fee.

(A)        If this Agreement is terminated pursuant to Section 8.01(c), Transferee shall promptly, but in no event later than five (5) Business Days after the termination of this Agreement, pay Transferor a fee in immediately available funds of $1,500,000 (the “Transferee Breach Termination Fee”).

(B)        If this Agreement is terminated pursuant to Section 8.01(d)(i), Transferee shall promptly, but in no event later than five (5) Business Days after the termination of this Agreement, pay Transferor a fee in immediately available funds of $3,000,000 (the “Transferee Superior Termination Fee,” and together with the Transferee Breach Termination Fee, the “Transferee Termination Fee”).

(ii)         Transferor Termination Fee. If this Agreement is terminated pursuant to Section 8.01(d)(ii), Transferor shall promptly, but in no event later than five (5) Business Days after the termination of this Agreement, pay Transferee a fee in immediately available funds of $1,500,000 (the “Transferor Breach Termination Fee”).

(b)        Liquidated Damages.

   (i)          Payment of Transferee Termination Fee pursuant to Section 8.03(a)(i) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Transferor, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Contribution (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Transferee Termination Fee, and (B) be the sole and exclusive remedy of Transferor against Transferee, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Transferee Parties”) for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and none of the Transferee Parties shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Transferee Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

   (ii)         Payment of the Transferor Breach Termination Fee pursuant to Section 8.03(a)(ii) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Transferee, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Contribution (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Transferor Breach Termination Fee, and (B) the sole and exclusive remedy of Transferee and its Affiliates against Transferor, its Subsidiaries, as the case may be, and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Transferor Parties”) for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and none of the Transferor Parties shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Transferor Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

(c)        Costs of Recovery. The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Transferee fails to promptly pay the Transferee Termination Fee due pursuant to Section 8.03(d)(i), or Transferor fails to promptly pay the Transferor Breach Termination Fee due pursuant to Section 8.03(a)(ii) and, in order to obtain such payment, Transferor, on the one hand, or Transferee, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.03(a)(i), or a judgment against Transferor for the amount set forth in Section 8.03(a)(ii), Transferee shall pay to Transferor, on the one hand, or Transferor shall pay to Transferee, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit (such costs and expense to be supported by reasonable documentation) and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to this Agreement, as applicable, through the date of payment.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01 Indemnification by Transferor. Subject to the other terms and conditions of this ARTICLE IX, from and after Closing, Transferor shall indemnify and defend each of Transferee and its Affiliates (including the Company and its Subsidiaries) and their respective Representatives (collectively, the “Transferee Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, “Losses”) incurred or sustained by, or imposed upon, Transferee Indemnitees based upon, arising out of, with respect to or by reason of:

(a)        any inaccuracy in or breach of any of the representations or warranties of Transferor contained in this Agreement or the other Transaction Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferor pursuant to this Agreement;

(c)        (i) any inaccuracy in or breach of any of the representations or warranties of any Loan Party (as such term is defined in the Credit Facility) contained in the Credit Facility other than Transferee or, for any inaccuracy or breach occurring after the Closing, the Company and its Subsidiaries, (ii) any breach or non-fulfillment of any covenant, agreement, or obligation under the Credit Facility to be performed by any Loan Party other than Transferee or, for any breach or non-fulfillment occurring after the Closing, the Company and its Subsidiaries, or (iii) any other Event of Default (as such term is defined in the Credit Facility) arising out of any action or inaction of any Loan Party other than Transferee or, for any Event of Default (as such term is defined in the Credit Facility) occurring after the Closing, the Company and its Subsidiaries.

(d)        any action or inaction by any Lender or any Loan Party (as such terms are defined in the Credit Facility) resulting in any Liability, obligation or other Loss of Transferee, the Company or their respective Subsidiaries under the Credit Facility exceeding the aggregate limitations on such liabilities, obligations and Losses provided for in Section 6 of the Credit Facility, except to the extent such liability, obligation or other Loss is caused in whole or in part by any Transferee Indemnitee.

SECTION 9.02 Indemnification by Transferee. Subject to the other terms and conditions of this ARTICLE IX, from and after Closing, Transferee shall indemnify and defend each of Transferor and its respective Affiliates and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Transferor Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Transferee contained in this Agreement or the other Transaction Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferee pursuant to this Agreement.

SECTION 9.03  Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a)        Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Transferor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a customer or supplier of the Company or any of its Subsidiaries or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.03(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Transferor and Transferee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)        Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.03(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)        Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s or its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

SECTION 9.04 Survival. All representations and warranties, contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Authority of Transferor), Section 3.02 (Organization, Authority, and Qualification of the Company and its Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.05 (No Conflicts or Consents), Section 3.13 (Credit Facility), Section 3.24 (Brokers), Section 4.01 (Organization and Authority of Transferee), Section 4.03 (Capitalization), and Section 4.07 (Brokers) shall survive indefinitely; provided, further that the representations and warranties in Section 3.22 (Taxes) shall survive the Closing and shall remain in full force and effect until the thirtieth (30th) day after the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

SECTION 9.05 Certain Limitations on Indemnification. The indemnification provided for in Section 9.01 and Section 9.02 shall be subject to the following limitations:

   (a)        Transferor shall not be liable to the Transferee Indemnitees for indemnification under Section 9.01(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.01(a) exceeds $250,000 (the “Basket”), in which event Transferor shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Transferor shall be liable pursuant to Section 9.01(a) shall not exceed $5,000,000 (the “Cap”).

      (b)        Transferee shall not be liable to the Transferor Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds the Basket, in which event Transferee shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Transferee shall be liable pursuant to Section 9.02(a) shall not exceed the Cap.

    (c)        Notwithstanding the foregoing, the limitations set forth in Section 9.05(a) and Section 9.05(b) shall not apply to (i) Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01 (Organization and Authority of Transferor), Section 3.02 (Organization, Authority, and Qualification of the Company and its Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.05 (No Conflicts or Consents), Section 3.13 (Credit Facility), Section 3.22 (Taxes), Section 3.24 (Brokers), Section 4.01 (Organization and Authority of Transferee), Section 4.03 (Capitalization), and Section 4.07 (Brokers); or (ii) Transferor’s indemnification obligations arising under Section 9.01(c), or Section 9.01(d).

   (d)        For purposes of this ARTICLE IX (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

SECTION 9.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

SECTION 9.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 20 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

SECTION 9.08 Transferor Release.

   (a)        In consideration for Transferee’s issuance of the New Rubicon Shares and except as otherwise provided in Section 9.02, Transferor, for and on behalf of itself, its respective Affiliates, and its and their respective Representatives, hereby waives, remits, releases and forever discharges Transferee and its Affiliates and its and their Representatives (“Transferee Releasees”) from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (state, federal or local), common law and/or other theory or basis, from the beginning of the world to the date hereof, relating to any non-disclosure by Transferee of any material, non-public information in connection with the issuance of the New Rubicon Shares contemplated by this Agreement.

   (b)        Transferor also covenants not to sue or otherwise participate in any action against any of the Transferee Releasees based upon any of the claims released in Section 9.08(a) above.

   (c)        Transferor fully understands the effect of the waiver contained herein and elects to proceed with the issuance of the New Rubicon Shares contemplated by this Agreement.

SECTION 9.09 Transferee Director and Officer Liability.

   (a)        Transferee and Transferor agree that all rights to indemnification now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer or director of Transferee or an employee of Transferee (each an “Transferee Representative”) as provided in Transferee’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Contribution and shall remain in full force and effect.

   (b)        For six years after the Closing Date, to the full extent permitted under applicable law, Transferee shall indemnify, defend and hold harmless each Transferee Representative against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (including in respect of this Agreement), and shall reimburse each Transferee Representative for any legal or other expenses reasonably incurred by such Transferee Representative in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Transferee Representative referred to in clause (a) above.

   (c)        Transferee and Transferor acknowledge and agree that Transferee shall maintain Transferee’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement, for a period of not less than six years after the Closing Date with respect to actions or omissions occurring prior to the Closing Date; provided that (i) Transferee may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Closing Date.

   (d)        The obligations of Transferee under this Section 9.09 shall survive the consummation of the Contribution and shall not be terminated or modified in such a manner as to adversely affect any Transferee Representative to whom this Section 9.09 applies without the consent of such affected Transferee Representative (it being expressly agreed that the Transferee Representatives to whom this Section 9.09 applies shall be third party beneficiaries of this Section 9.09, each of whom may enforce the provisions of this Section 9.09).

   (e)        If Transferee or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the obligations set forth in this Section 9.09 shall be properly assumed.

SECTION 9.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

SECTION 9.11 Cumulative Remedies. The rights and remedies provided for in this ARTICLE IX are cumulative, and are in addition to and not in substitution for any other, rights and remedies available at Law or in equity or otherwise.

ARTICLE X
MISCELLANEOUS

SECTION 10.01 Expenses. Except as otherwise expressly set forth herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated.

SECTION 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Transferor:	Janel Corporation 80th Eighth Avenue New York, New York 10011 Attention: Nate Shandy Email: nshandy@janelcorp.com

With a copy to:	McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 Attention: Jeffrey Rothschild Email: jrothschild@mcguirewoods.com

If to Transferee:	Rubicon Technology, Inc. 900 East Green Street Bensenville, IL 60106 Email: lreynolds@rubicontechnology.com Attention: Lindsay Reynolds

With a copy to:	Olshan From Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attention: Mitchell Raab and Kenneth Schlesinger Email: mraab@olshanlaw.com and kschlesinger@olshanlaw.com

For purposes of this Agreement, “Business Day” means any other than a Saturday, Sunday or a day on which the banks in the State of New York are authorized or required to be closed.

SECTION 10.03 Interpretation; Headings. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SECTION 10.04 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.05 Entire Agreement. This Agreement (including all exhibits and schedules attached hereto), the other Transaction Documents, and all documents incorporated by reference herein and therein constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, those in the other Transaction Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

SECTION 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party and any purported assignment without prior written consent shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.  Nothing in this Agreement, express or implied, is intended nor shall be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or in respect to this Agreement.

SECTION 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

SECTION 10.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

SECTION 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 10.10 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RUBICON TECHNOLOGY, INC.

By:	/s/ Dennis Paul
Name: Dennis Paul
Title: Chairman of the Special Committee

JANEL CORPORATION

By:	/s/ Darren Seirer
Name: Darren Seirer
Title: Chairman, President and Chief Executive Officer

[Signature Page to Contribution Agreement, dated August 20, 2025]

EXHIBIT A
Definitions

When used in this Agreement, the following terms have the meanings assigned to in the boy of the Agreement and as cross-referenced below:

“Action or Actions” has the meaning set forth in Section 3.17.
“Affiliate or Affiliates” has the meaning set forth in Section 3.06(d).
“Agreement” has the meaning set forth in the preamble.
“Authorized Capital Proposal” means the requisite approval by the Transferee’s stockholders to increase the number of the Transferee’s authorized shares of Rubicon Common Stock from 8,200,000 shares to 11,000,000 shares.
“Balance Sheet Date” has the meaning set forth in Section 3.06(c).
“Balance Sheet” has the meaning set forth in Section 3.06(c).
“Basket” has the meaning set forth in Section 9.05(a).
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Business Day” has the meaning set forth in Section 10.02.
“Cap” has the meaning set forth in Section 9.05(a).
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Code” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the recitals.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company and each of its Subsidiaries.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company and each of its Subsidiaries is a party, beneficiary or otherwise bound.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company and each of its Subsidiaries.
“Consideration” has the meaning set forth in the recitals.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contribution” has the meaning set forth in the recitals.
“Contribution Proposal” means the approval of this Agreement and the transactions contemplated by this Agreement by (a) a majority of the outstanding shares of Rubicon Common Stock present and entitled to vote and (b) a majority of the votes cast of Rubicon Common Stock excluding the number of shares of Rubicon Common Stock beneficially owned by Transferor and any of its Affiliates as of the applicable record date.
“control” has the meaning set forth in Section 3.06(d).

“Credit Facility” has the meaning set forth in Section 3.13.
“Current Assets” has the meaning set forth in Section 3.06(d).
“Current Liabilities” has the meaning set forth in Section 3.06(d).
“D&O Insurance” has the meaning set forth in Section 5.13(c).
“Debt Assumption” has the meaning set forth in the recitals.
“Direct Claim” has the meaning set forth in Section 9.03(c).
“Disqualification Event” has the meaning set forth in Section 4.04.
“Effective Date” has the meaning set forth in the preamble.
“Encumbrance” has the meaning set forth in the Section 1.01.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” has the meaning set forth in Section 3.20(b).
“Financial Statements” has the meaning set forth in Section 3.06(a).
“GAAP” has the meaning set forth in Section 3.06(a).
“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” has the meaning set forth in Section 3.05.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly- fluoroalkyl substances (PFAS) and other emerging contaminants.
“Indebtedness” means, without duplication and with respect to the Company and each of its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 9.03.
“Indemnified Person” has the meaning set forth in Section 5.13(a).
“Indemnifying Party” has the meaning set forth in Section 9.03.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.
“Interim Period” has the meaning set forth in Section 3.06(a).
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06(c).

“Interim Balance Sheet” has the meaning set forth in Section 3.06(c).
“Law” has the meaning set forth in Section 3.05.
“Licensed Intellectual Property” means all Intellectual Property in which the Company and each of its Subsidiaries holds any rights or interests granted by other Persons, including Transferor or any of its Affiliates.
“Losses” has the meaning set forth in Section 9.01.
“Material Adverse Effect” has the meaning set forth in Section 3.02.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” each customer who has paid aggregate consideration to the Company or any of its Subsidiaries for goods or services rendered in an amount equal to or greater than $300,000 for each of the two most recent fiscal years and year to date through the date of the Interim Balance Sheet Date.
“Material Vendors” each vendor to whom the Company or any of its Subsidiaries has paid consideration for goods or services rendered in an amount equal to or greater than $300,000 for each of the two most recent fiscal years and year to date through the date of the Interim Balance Sheet Date.
“Maximum Amount” has the meaning set forth in Section 5.13(c).
“Membership Interests” has the meaning set forth in the recitals.
“New Rubicon Shares” has the meaning set forth in the recitals.
“Organizational Documents” has the meaning set forth in Section 2.02(b).
“Permit or Permits” has the meaning set forth in Section 3.18(b).
“Person” has the meaning set forth in Section 3.02.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Purchase Agreement” has the meaning set forth in Section 2.02(d).
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(b).
“Real Property” means the real property owned by, or leased or subleased to, the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representatives” has the meaning set forth in Section 5.04.
“Rubicon Common Stock” has the meaning set forth in the recitals.
“SEC” has the meaning set forth in Section 3.25(g).
“Schedule Supplement” has the meaning set forth in Section 5.03(b).
“Securities Act” has the meaning set forth in the recitals.
“Stockholder Approval” means the approval of the Authorized Capital Proposal and the Contribution Proposal.
“Stock Issuance” has the meaning set forth in the recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons is entitled to be allocated a majority of such business entity’s gains or losses or Controls the appointment of a majority of the managing directors or general partners of such business entity (other than a corporation).
“Superior Proposal” has the meaning set forth in Section 5.08(d)(ii).
“Takeover Proposal” has the meaning set forth in Section 5.08(d)(i).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Third-Party Claim” has the meaning set forth in Section 9.03(a).
“Transaction Documents” has the meaning set forth in Section 2.02(b).
“Transaction Expenses” has the meaning set forth in Section 3.06(d).
“Transferee” has the meaning set forth in the preamble.
“Transferee Board” has the meaning set forth in Section 4.08.
“Transferee Breach Termination Fee” has the meaning set forth in Section 8.03(a)(i)(A).
“Transferee Financial Advisor” has the meaning set forth in Section 4.07.
“Transferee Indemnitees” has the meaning set forth in Section 9.01.
“Transferee Parties” has the meaning set forth in Section 8.03(b)(i).
“Transferee Releasees” has the meaning set forth in Section 9.08(a).
“Transferee Representative” has the meaning set forth in Section 9.09(a).
“Transferee Superior Termination Fee” has the meaning set forth in Section 8.03(a)(i)(B).
“Transferee Termination Fee” has the meaning set forth in Section 8.03(a)(i)(B).
“Transferor” has the meaning set forth in the preamble.
“Transferor Breach Termination Fee” has the meaning set forth in Section 8.03(a)(ii).
“Transferor Indemnitees” has the meaning set forth in Section 9.02.
“Transferor Parties” has the meaning set forth in Section 8.03(b)(ii).
“Union” has the meaning set forth in Section 3.21(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

EXHIBIT B
Form of Purchase Agreement

EXHIBIT C
Balance Sheet and Interim Balance Sheet